Exhibit 99.1

Harvard Bioscience Realigns Global Operations To Create Organizational Efficiencies and Better Position It for Growth

-Reallocating Resources to Higher-Growth Areas –

-Expects to Realize Approximately $2 Million in Annual Savings on a Pre-tax Basis-

HOLLISTON, MA – December 4, 2013 – Harvard Bioscience, Inc. (NASDAQ: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today announced the realignment of its global operations to create organizational efficiencies and better position the Company for growth.

As part of the realignment, Harvard Bioscience will reduce its global workforce by approximately 13 percent by eliminating certain operational redundancies across several sites, creating a leaner, more nimble organization.  It plans to reinvest some of the savings into its China expansion, sales and marketing and product development initiatives, in order to drive growth.

Harvard Bioscience expects to realize overall annual savings of approximately $2 million on a pre-tax basis, beginning in 2014. These savings include an immediate reduction of approximately $3 million in personnel related costs and expenditures, of which approximately $1 million will be reinvested.

Management expects to take a restructuring charge of approximately $1.5 million on a pre-tax basis during the fourth quarter 2013 as a result of these actions.

Jeffrey A. Duchemin, President and CEO of Harvard Bioscience, said, “Since taking over as CEO in August, I have had the opportunity to conduct a thorough review of the Company’s operations, meet with many of our customers, visit several of our global sites, and evaluate potential adjustments to the personnel, organizational structure and platform necessary to position us for growth. It is with this goal in mind that we have implemented these organizational changes.”

He added, “These changes allow us to become a more functional organization. We will also be focusing on increasing growth, expanding in Asia and other emerging markets, building stronger channel capabilities and reinvigorating product development. We are implementing several initiatives aimed at driving efficiencies and improving our operational and cost structure. These measures announced today are designed to help us eliminate redundancies and realign our business. This reorganization will allow us to realize cost savings and build on our already solid foundations to create a world-class company.”

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research. Our products are sold to thousands of researchers in over 100 countries primarily through our 850 page catalog (and various other specialty catalogs), our website, through distributors, including GE Healthcare, Thermo Fisher Scientific, and VWR, and via our field sales organization. Harvard Bioscience has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, and Spain with additional facilities in France and Canada. For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the anticipated savings, cost reductions, restructuring charges and reinvestment amounts. These statements involve risks and uncertainties, including among other things, market conditions and other factors that may cause the actual results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Bioscience expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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Contact:

Harvard Bioscience
Jeffrey Duchemin
Chief Executive Officer
Tel: (508) 893-8999

Investor and Public Relations:
Dian Griesel Inc.
Cheryl Schneider/Susan Forman
(212) 825-3210